Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
Aileen Osborn	Rosemary Moothart/Rob Whetstone
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5968
investor@qad.com	investor@pondel.com

QAD Declares Fiscal 2005 Fourth Quarter Dividend of $0.025 Per Share

Carpinteria, Calif. — December 15, 2004 — QAD Inc. (NASDAQ:QADI), a leading provider of enterprise applications for global manufacturing companies, today announced that its Board of Directors declared a fiscal 2005 fourth quarter cash dividend of $0.025 per share of common stock payable on April 11, 2005 to shareholders of record at the close of business on

March 14, 2005.  Continuing quarterly cash dividends are subject to the approval of the Board of Directors whose decision will consider factors such as continued profitability and liquidity requirements of QAD.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages.  For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.

“QAD” is a registered trademark of QAD Inc.

 Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain strong licensing demand; the company’s ability to leverage improvements in the IT and economic environment; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions, exchange rate fluctuations and the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software applications industry are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future growth.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2004 ended January 31, 2004.

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